ASSET PURCHASE AGREEMENT

BY AND AMONG

Midway Gold US Inc.,

Golden Eagle Holding Inc.,

RR Exploration LLC,

MDW Pan LLP,

and

MDW Gold Rock LLP,

as SELLERS,

and

GRP MINERALS, LLC,

as BUYER,

dated as of

April 28, 2016

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TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS 1

ARTICLE 2 PURCHASE AND SALE 9

Section 2.1 Purchase and Sale of Assets 9
Section 2.2 Excluded Assets 10
Section 2.3 Assumed Liabilities 11
Section 2.4 Excluded Liabilities 11
Section 2.5 Exclusion of Assigned Contracts 12
Section 2.6 Non-Assignable Purchased Assets 12
Section 2.7 Purchase Price 13
Section 2.8 Closing 14
Section 2.9 Transactions to Be Effected at the Closing 14
Section 2.10 Allocation of Purchase Price 15
Section 2.11 Withholding 15

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS 16

Section 3.1 Organization 16
Section 3.2 Due Authorization, Execution and Delivery; Enforceability 16
Section 3.3 No Conflicts; Consents 16
Section 3.4 Assets 16
Section 3.5 Material Contracts 18
Section 3.6 Legal Proceedings 18
Section 3.7 Compliance with Laws; Permits 18
Section 3.8 Environmental and Health and Safety Matters 19
Section 3.9 Employees 19
Section 3.10 Employee Benefits 19
Section 3.11 Taxes 20
Section 3.12 Intellectual Property 20
Section 3.13 Financial Advisors 21
Section 3.14 Reclamation Bonds 21
Section 3.15 No Other Representations and Warranties 21

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER 21

Section 4.1 Organization 21
Section 4.2 Due Authorization, Execution and Delivery; Enforceability 21
Section 4.3 No Conflicts; Consents 21
Section 4.4 Financial Advisors 21
Section 4.5 Sufficiency of Funds 22
Section 4.6 Solvency 22
Section 4.7 Legal Proceedings 22
Section 4.8 Independent Investigation 22

ARTICLE 5 COVENANTS 22

Section 5.1 Conduct of Business Prior to the Closing 22
Section 5.2 Access to Information 24
Section 5.3 Notice of Certain Events 24
Section 5.4 Confidentiality 24
Section 5.5 Governmental Approvals and Other Third-Party Consents 25
Section 5.6 Books and Records 25
Section 5.7 Closing Conditions 26
Section 5.8 Public Announcements 26
Section 5.9 Further Assurances 26

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Asset PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 28, 2016 is entered into by and among Midway Gold US Inc., a Nevada corporation (“Midway”), Golden Eagle Holding Inc., a Washington corporation, RR Exploration LLC, a Nevada limited liability company, MDW Pan LLP, a Delaware limited liability partnership, and MDW Gold Rock LLP, a Delaware limited liability partnership (each a “Seller” and collectively, the “Sellers”), and GRP Minerals, LLC, a Colorado limited liability company (“Buyer”), and Buyer’s permitted assigns.

RECITALS

A.On June 22, 2015 (the “Petition Date”), each Seller filed a voluntary petition for relief (commencing the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Colorado (the “Bankruptcy Court”).

B.Sellers collectively operate, among other things, the projects set forth on the Schedule of Projects attached hereto (collectively, the “Projects”).

C.Upon the terms and subject to the conditions contained in this Agreement, and as authorized under sections 105,  363 and 365 of the Bankruptcy Code, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, all of the right, title and interest of Sellers in the Purchased Assets (as defined below), including Sellers’ interests in each of the Projects, and to assume from Sellers the Assumed Liabilities.

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE 1:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.10.

“Aspen” has the meaning set forth in Section 6.2(j).

“Assigned Contracts” means the Contracts in which any Seller or any of its Affiliates has an interest relating to any of the Businesses set forth in Schedule 2.1(h).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

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“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as in effect from time to time.

“Bid Procedures Order” means the Order of the Bankruptcy Court entered on March 26, 2016 (Doc. No. 797) pursuant to sections 105, 363, and 365 of the Bankruptcy Code, (i) establishing procedures and a timeline for the conduct of a competitive sale process and the solicitation of bids for the sale of substantially all of the Debtors’ assets or any portion thereof, (ii) authorizing, but not directing, the Debtors, in consultation with their retained professionals and advisors, to conduct a sale of substantially all of their assets or any portion thereof in accordance with such approved procedures, (iii) authorizing, but not directing, the Debtors to designate one or more Stalking Horse(s) if the Debtors determine that it would benefit the sale and bidding process to do so and to grant such Stalking Horse(s) the Stalking Horse Protections or any portion thereof, in each case in the sole discretion of the Debtors and without further application to or Order of the Bankruptcy Court but subject to the filing of a Notice of Designation of Stalking Horse, (iv) scheduling an auction for the sale of any assets for which more than one qualified bid is received in accordance with the approved bidding procedures, (v) establishing procedures for the conduct of such auction, and (vi) scheduling a Sale Hearing.

“Bonding Collateral” means the cash and other assets pledged as collateral for the Reclamation Obligations.

“Books and Records” means books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, suppliers lists, production data, quality control records and procedures, assay reports, environmental studies, reports and analysis, mine plans, nonproprietary mining and reserve models, sales records, tax records, strategic plans, material and research, including all technical records, files, papers, surveys and plans or specifications.

“Breakup Fee” has the meaning set forth in Section 5.17(c)(i).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Toronto, Canada or Denver, Colorado are closed for business.

“Businesses” means the businesses conducted by Sellers with respect to the Purchased Assets and the Projects.

“Buyer” has the meaning set forth in the Preamble.

“Cash Amount” has the meaning set forth in Section 2.7(a)(i).

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claims” means all rights or causes of action (whether in law or equity), legal proceedings, obligations, demands, restrictions, warranties, guaranties, indemnities, consent rights, options, contract rights, rights of recovery, setoff, recoupment, indemnity or contribution, covenants and interests of any kind or nature whatsoever (known or unknown, matured or unmatured, accrued or contingent and regardless of whether currently exercisable), whether arising prior to or subsequent to the commencement of the Chapter 11 Cases, and whether imposed by agreement, understanding, law, equity or otherwise, including all “claims” as defined in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“COBRA” means section 4980B of the Code and sections 601 to 608 of ERISA.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Non-Disclosure Agreement dated as of March 11, 2016 by and between Midway and Mr. Kenneth Brunk.

“Contract” means any agreement, indenture, contract, lease, deed of trust, royalty, license, option, instrument, or other written commitment.

“Cure Amounts” means the amounts which must be paid or otherwise satisfied by Buyer, including pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assigned Contracts to Buyer as provided herein as those amounts are allowed by the Bankruptcy Court, unless such amounts are otherwise agreed upon by Buyer and the counterparty to the applicable Assigned Contract, including the Cure Amounts set forth on Schedule 3.5(c) (as may be supplemented or modified in accordance with Section 2.5 and Section 5.16).

“Cut-Off Date” has the meaning set forth in Section 2.5.

“Debtors” means each of the debtors and debtors in possession in the Chapter 11 Cases.

“Deposits” has the meaning set forth in Section 2.1(p).

“Designated Employee” means an employee listed in Schedule 5.14.

“Disclosed Litigation” means those actions, suits, claims and legal proceedings set forth in Schedule 3.6.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers concurrently with the execution and delivery of this Agreement and all references in this Agreement to a particular Schedule are references to Schedules in the Disclosure Schedules and not schedules to this Agreement.

“Dollars” and “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 7.1(b)(i).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3), whether or not ERISA applies), and any profit-sharing, bonus, incentive, stock option, stock purchase, stock ownership, pension, retirement, severance, termination, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave, accrued vacation pay, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan, whether formal or informal, oral or written, that, in each case, is sponsored, maintained or contributed to, or required to be contributed to, by Sellers or any ERISA Affiliate or under which Sellers have or any ERISA Affiliate has, or may have, any present or future liability.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials, or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law, Governmental Order or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), or (ii) concerning the Release or presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice or written communication from a Governmental Authority relating to actual or potential material liability arising under or material non-compliance with any Environmental Law or any material term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Commitment Letter” has the meaning set forth in Section 4.5.

“Equity Financing” means the equity financing to be provided pursuant to the Equity Commitment Letter.

“Equity Financing Sources” means Haywood Securities Inc.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with any Seller for purposes of Code section 414.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” means any Contract that is not an Assigned Contract.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Cash Collateral Order” means the Final Order (A) Authorizing Post-Petition use of Cash Collateral, (B) Granting Adequate Protection to Secured Parties, and (C) Granting Related Relief entered by the Bankruptcy Court on November 9, 2015 at Docket No. 452.

“FIRPTA Certificate” has the meaning set forth in Section 6.2(e).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authorities have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, and does not mean or include any Permit.

“Hazardous Materials” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radon, radioactive

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materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Health and Safety Claim” means any action, suit, claim, investigation or other legal proceeding alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, governmental response, personal injuries, medical monitoring, penalties, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence of, or exposure to, any workplace hazard, or (ii) any actual or alleged non-compliance with any Health and Safety Law or applicable implementing plan, agreement, or order.

“Health and Safety Law” means any applicable Law, Governmental Order or binding agreement with any Governmental Authority: (i) relating to workplace human health or safety, or (ii) human exposures, including the Federal Mine Safety and Health Act of 1977, as amended, the Occupational Safety and Health Act of 1970, as amended, implementing regulations, and similar state laws.

“Health and Safety Notice” means any written directive, notice of violation or infraction, or notice or written communication from a Governmental Authority relating to actual or potential liability arising under or non-compliance with any Health and Safety Law.

“Intellectual Property” means any and all of the following in any jurisdiction: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Contracts” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration, other than production royalties or similar consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Businesses as currently conducted to which a Seller is a party.

“Key Employee Retention Plan” means the KERP described in the Order Authorizing the Implementation of a Key Employee Retention Plan for Non-Insider Employees entered by the Bankruptcy Court on September 11, 2015 at Docket No. 298.

“Knowledge” of each Seller means the actual knowledge of James Wilbourn, William Zisch and/or Thomas Williams, after making reasonable inquiry of other relevant officers and employees of Sellers, but without the requirement to make any inquiries of third parties or Governmental Authorities or to perform any search of any public records.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Mining Claims” means unpatented mining claims, including any associated royalties, leased by any Seller and held for use in connection with any of the Businesses.

“Leased Real Property” means real property (other than unpatented mining claims), including any associated royalties, leased by any Seller and held for use in connection with any of the Businesses.

“Loss” or “Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition, or assets of the Businesses taken as a whole; provided,  however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions, (ii) conditions generally affecting the industries in which the Businesses operate, (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates or capital costs or commodity markets, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer, (vi) any change in the price of gold or other relevant metals or any change in currency exchange rates, (vii) any changes in applicable Laws or accounting rules, (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Businesses, (ix) any natural or man-made disaster or acts of God, (x) any failure by the Businesses to meet any internal or published projections, forecasts or revenue or earnings predictions (provided,  however, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (xi) any matter of which Buyer is aware on the date hereof, or (xii) the pendency of the Chapter 11 Cases and any action approved by, or motion, application or request made before, the Bankruptcy Court, except in the case of clause (i), (ii) or (vii), where such change, effect, circumstance or event has a materially disproportionate effect on any of the Businesses, relative to comparable businesses operating in the mining industry.

“Material Contracts” means each Assigned Contract to which any Seller or any of its Affiliates is a signatory that relates to any of the Businesses or the Purchased Assets (i) which, if terminated or modified or if it ceased to be in effect, would result in a Material Adverse Effect, (ii) that has annual payment obligations that are in excess of $500,000 and which may not be cancelled on thirty (30) days’ prior notice or less, (iii) that relates to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $500,000, (iv) that relates to the acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise), for consideration in excess of $500,000,  (v) that materially limits or restricts the operator of the Businesses from engaging in any line of business, in any geographic area or with any other person, or (vi) that provides for the assumption of any material liability of any other Person by any Seller.

“Material Permits” has the meaning set forth in Section 3.7(b).

“Midway” has the meaning set forth in the Preamble.

“Mill Sites” means the mill sites held for use by any Seller in connection with any of the Businesses.

“Notice of Designation of Stalking Horse” means a notice filed by the Debtors designating a Stalking Horse with respect to the sale and purchase of substantially all of their assets or any portion thereof and identifying the specific Stalking Horse Protections being granted.

“Offer” has the meaning set forth in Section 5.14.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with Sellers’ operation of the Businesses as of February 1, 2016, unless otherwise agreed by Buyer and Sellers.

“Owned Mining Claims” means unpatented mining claims, including any associated royalties, owned by any Seller or its Affiliates and held for use in connection with any of the Businesses.

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“Owned Real Property” means real property (other than unpatented mining claims), including any associated royalties, owned by any Seller and held for use in connection with any of the Businesses.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities and held for use in connection with any of the Businesses.

“Permitted Encumbrances” means: (i) liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) title of a lessor under a capital or operating lease, (iii) terms and conditions of, and liens and security interests created by, any Assigned Contract, (iv) all covenants, conditions, restrictions, easements, charges, rights-of-way, title defects or other encumbrances on title and similar matters filed of record in the real property records to which they relate or are located in the Nevada State Office of the Bureau of Land Management, the Nevada Division of Water Resources or the Washington Department of Ecology and that do not materially interfere with the mine development and operation of any of the Businesses in the Ordinary Course of Business, (v) such liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters that are due to zoning or subdivision, entitlement, and other land use Laws or regulations, (vi) encumbrances on, or reservations in, title arising by operation of any applicable United States federal, state or foreign securities Law, (vii) liens or encumbrances that arise solely by reason of acts of, or with the written approval of, Buyer, (viii) liens not created by any Seller that affect the underlying interest of any Owned Real Property, Leased Real Property, Owned Mining Claims, Leased Mining Claims, Mill Sites or Water Rights and that do not, and would not, materially interfere with the mine development and operation of any of the Businesses in the Ordinary Course of Business, (ix) any set of facts an accurate up-to-date survey would show, provided,  however, that such facts do not materially interfere with the mine development and operation of any of the Businesses in the Ordinary Course of Business, (x) orders or rulings of the Nevada State Office of the Bureau of Land Management, the Nevada Division of Water Resources, or the Washington Department of Ecology, (xi) royalties or similar interests disclosed on Schedule 2.3(f) or Schedule 3.4(e), and (xii) any Encumbrance from which property cannot be sold free and clear pursuant to section 363(f) of the Bankruptcy Code or applicable Law.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Petition Date” has the meaning set forth in the recitals.

“Projects” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in Section 2.7(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Reclamation Bonds” has the meaning set forth in Section 3.14.

“Reclamation Obligations” means all reclamation and similar obligations arising from Sellers’ and their Affiliates’ ownership and operation of the Businesses and/or the Purchased Assets.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

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“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Order” means an Order or Orders of the Bankruptcy Court issued pursuant to sections 105,  363, and 365 of the Bankruptcy Code, in substantially the form set forth in Exhibit A attached hereto, authorizing and approving, among other things, (a) the sale, transfer and assignment of the Purchased Assets to Buyer in accordance with the terms and conditions of this Agreement, free and clear of all Claims and Encumbrances (except for Permitted Encumbrances), (b) the assumption and assignment of the Assigned Contracts in connection therewith and (c) that Buyer is a “good faith” purchaser entitled to the protections of section 363(m) of the Bankruptcy Code.

“Sellers” has the meaning set forth in the Preamble.

“Spring Valley Transactions” means the transactions contemplated by that certain Asset Purchase Agreement dated as of November 30, 2015, by and among Midway Gold US Inc., Nevada Talon LLC and Solidus Resources, LLC.

“Stalking Horse” has the meaning set forth in Section 5.17(b).

“Stalking Horse Protections” has the meaning set forth in Section 5.17(c).

“Straddle Period” has the meaning set forth in Section 2.3(c).

“Tangible Property” means all tangible personal property listed on Schedule 2.1(k) and, to the extent not included therein, any tangible personal property included in the Purchased Assets.

“Tax” or “Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, health and safety, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, unclaimed property and escheat obligations, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, document, declaration, report, election, estimated tax filing, claim for refund, declaration of estimated Tax, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Taxes” has the meaning set forth in Section 5.10(a).

“Transition Permit” has the meaning set forth in Section 5.5(b).

“Transition Services Agreement” means that Transition Services Agreement to be entered into as of the Closing Date in substantially the form attached hereto as Exhibit D.

“USGS Contract” means that certain Technical Assistance Agreement, dated May 29, 2013, by and among U.S. Geological Survey and Midway Gold U.S. Inc.

“Water Rights” means water rights owned or leased by any Seller or its Affiliates and held for use in connection with any of the Businesses.

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ARTICLE 2 PURCHASE AND SALE

Section 2.1  Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement and in the Sale Order, at the Closing, Sellers shall irrevocably sell, assign and transfer to Buyer, and Buyer shall purchase from Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under the following assets, properties and rights, whether held as an equitable interest, as a tenant in common interest or otherwise (the “Purchased Assets”):

a) Sellers’ interest in each of the Projects;
b) the Owned Real Property described in Schedule 2.1(b);
c) the Leased Real Property described in Schedule 2.1(c);
d) the Owned Mining Claims described in Schedule 2.1(d);
e) the Leased Mining Claims described in Schedule 2.1(e);
f) the Water Rights described in Schedule 2.1(f);
g) the Mill Sites described in Schedule 2.1(g);
h) the Assigned Contracts described in Schedule 2.1(h);
i) the Bonding Collateral described in Schedule 2.1(i);
j) the Permits;
k) the Tangible Property;
l) the Intellectual Property set forth on Schedule 2.1(l);
m) originals, or where not available, copies, of all Books and Records relating to any of the Businesses;
n) all of the rights of Sellers and, to the extent applicable, their Affiliates under warranties, indemnities and all similar rights against third parties the extent related to any of the Businesses;

o) all in-process inventory, including without limitation all gold that is contained in inventory or in process in any stockpiles, leach pads, process ponds, process equipment, or process systems whether in ore, in solution, on carbon, in slag, in sludge, or doré form of any of the Businesses occurring prior to the Closing Date;

p) deposits, prepaids, retainers and similar amounts made to vendors in connection with any of the Businesses relating to or arising in connection with any of the Assigned Contracts (collectively, “Deposits”); and

q) all Claims to the extent related to the Purchased Assets described in Section 2.1(a) through Section 2.1(p) or the Assumed Liabilities, including all Claims arising from the Disclosed Litigation and all Claims arising under chapter 5 of the Bankruptcy Code (i) against counterparties who are party to (or Affiliates of a party to) any Assigned Contract, (ii) otherwise arising under or related to the Purchased Assets, or (iii) against Buyer (or Buyer’s Affiliates); provided, that

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the Debtors retain the right to assert any such Claims as a defense or objection to proofs of claim asserted against any of the Debtors or their respective bankruptcy estates in the Chapter 11 Cases.

Section 2.2    Excluded Assets. Other than the Purchased Assets, Buyer expressly acknowledges and agrees that it is not purchasing or acquiring, and Sellers are not selling or assigning, any other assets or properties of Sellers, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). For greater certainty, Excluded Assets include the following assets and properties of each Seller:

a) all cash and cash equivalents, bank accounts and securities of such Seller, including the proceeds of the Spring Valley Transactions (except the Bonding Collateral and Deposits);
b) all accounts or notes receivable of any of the Businesses;
c) [Intentionally Omitted];
d) the Excluded Contracts;

e) the organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of such Seller, all employee-related or employee benefit-related files or records, and any other books and records which such Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

f) all insurance policies of such Seller and all rights to applicable claims and proceeds thereunder;
g) all Tax assets (including Tax refunds, prepayments and net operating losses) of such Seller;
h) all personal property used by such Seller in its business other than the Tangible Property;

i) any Claims of such Seller’s estate under chapter 5 of the Bankruptcy Code or analogous state statutes including Claims under section 547,  548,  549 or 550 of the Bankruptcy Code, but excluding Claims expressly included in Section 2.1(q);

j) all Employee Benefit Plans and all assets and Contracts associated with the Employee Benefits Plans;
k) the rights which accrue or will accrue to such Seller under this Agreement and the documents and instruments delivered in connection herewith; and

l) all pending litigation or proceedings and all rights, claims, counterclaims, offsets and causes of action asserted or which could be asserted, including, without limitation, as a defense to any of the proofs of claim filed in the Chapter 11 Cases, except as they relate to the Disclosed Litigation;

m) deposits, prepaids, retainers and similar amounts made to vendors in connection with any of the Businesses not relating to or arising in connection with any of the Assigned Contracts;

n) all intercompany payables and receivables, and all accounts payable and accounts or notes receivable, in each case, in connection with any of the Businesses and involving a

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Seller, on the one hand, and one or more of such Seller’s Affiliates, on the other hand, outstanding as of the Closing Date;
o) all equipment and property of any contractor or third party located on any of the Purchased Assets and not owned by a Seller;
p) the assets, properties and rights set forth in Schedule 2.2(p).

Section 2.3  Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume, pay, satisfy, perform and discharge when due only the following liabilities and obligations of Sellers with respect to the Purchased Assets and the Businesses (collectively, the “Assumed Liabilities”):

a) all liabilities and obligations under the Assigned Contracts (including the Cure Amounts), Reclamation Bonds, Reclamation Obligations, Permits, Environmental Claims and Health and Safety Claims, arising on or after the Closing Date;

b) [Intentionally Omitted];

c) all liabilities and obligations for (i) Taxes relating to any of the Businesses, the Purchased Assets or the Assumed Liabilities for any taxable period or portion thereof following the Closing Date (and for this purpose, any Taxes for any Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on an interim “closing of the books method”, provided that any Taxes (such as property Taxes) that are not imposed on income, receipts or otherwise on a transactional basis shall be allocated on a daily basis, with “Straddle Period” meaning any taxable period beginning before and ending after the Closing Date), and (ii) Taxes for which Buyer is liable pursuant to Section 5.10;

d) all liabilities and obligations with respect to the Disclosed Litigation, excluding any expenses or costs (including legal costs and work-in-progress) accrued with respect to the defense of such Disclosed Litigation prior to the Closing Date;

e) all liabilities and obligations arising on or after the Closing Date from or relating to any condition of the Purchased Assets or any of the Businesses, whether known or unknown or contingent; and
f) all liabilities listed in Schedule 2.3(f).

Section 2.4    Excluded Liabilities. Other than the Assumed Liabilities and Permitted Encumbrances, Buyer shall not assume and shall not be responsible to pay, perform or discharge any debts, liabilities or obligations of any Seller or with respect to the Purchased Assets or the Businesses, whether known, unknown, direct, indirect, absolute, contingent or otherwise, or arising out of facts, circumstances or events in existence on or prior to Closing including the following (collectively, the “Excluded Liabilities”):

a) any liabilities or obligations relating to or arising out of the Excluded Assets;

b) all liabilities and obligations resulting from any (i) fine, (ii) penalty, (iii) claim for damages, (iv) health and safety violation, (v) regulatory order or (vi) breach of Law or Contract, in each case, due to any Seller’s acts or omissions as the operator or manager of the Businesses;

c) any liabilities or obligations for Taxes: (i) relating to any of the Businesses, the Purchased Assets or the Assumed Liabilities for any taxable period or portion thereof ending on or prior to the Closing Date (and for this purpose, any Taxes for any Straddle Period shall be allocated in the

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same manner as Section 2.3(c)); and (ii) Taxes of any Seller or an Affiliate of any Seller not related to the Businesses;
d) any liabilities or obligations relating to or arising out of the broker fees disclosed in Section 3.13;

e) except with respect to a Designated Employee who accepts an Offer (and in such case only limited to the terms of that Offer in accordance with Section 5.14),  any liabilities or obligations relating to (i) any employees, or employment Contracts, of any Seller or (ii) any Employee Benefit Plans;

f) any liabilities and obligations of any Seller set forth in Schedule 2.4(f);

g) all liabilities and obligations of any Seller to any vendors and suppliers incurred, accrued or otherwise arising from or relating to matters occurring prior to the Closing Date, including all accounts payable of Sellers to third parties in connection with any of the Business that remain unpaid as of the Closing Date; and

h) all other liabilities, obligations, contracts, commitments and arrangements (whether known or unknown, fixed or contingent, liquidated or unliquidated) arising from or relating to the possession, use, operation or sale by any Seller of the Purchased Assets, the Excluded Assets or the Business prior to the Closing Date.

Section 2.5  Exclusion of Assigned Contracts. From the date hereof until four (4) Business Days prior to the Sale Hearing (the “Cut-Off Date”), Buyer shall have the right, upon written notice to Sellers, to exclude any Contract from the Assigned Contracts that is related solely to the Projects, or supplement the list of Assigned Contracts to include any Contract that is related solely to the Projects that should have been listed on Schedule 2.1(h) (in each case, subject to the requirements of sections 365(a) and 365(f) of the Bankruptcy Code), for any reason.  Any Contract so excluded by Buyer shall be deemed to no longer be an Assigned Contract and shall be deemed an Excluded Asset.  Any Schedules hereto shall be amended to reflect any changes made pursuant to this Section 2.5 and Buyer shall have no obligation to pay the Cure Amount (if any) associated with any Contract that is excluded from the Assigned Contracts pursuant to this Section 2.5.

Section 2.6  Non-Assignable Purchased Assets.

To the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would violate any Governmental Order which is in effect, result in a violation of applicable Law or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and (i) such consent, authorization, approval or waiver has not been obtained, (ii) the Bankruptcy Court has not entered a final Governmental Order, which may include the Sale Order, providing that such consent, authorization, approval or waiver is not required or that the Purchased Asset subject to such consent, authorization, approval or waiver shall be assigned or transferred regardless of any such necessary consent, authorization, approval or waiver and that there shall be no breach or adverse effect on the rights of Buyer thereunder for the failure to obtain any such consent, authorization, approval or waiver or, (iii) in the case of Permits included in the Purchased Assets, where such consent, authorization, approval or waiver is not ordinarily obtained prior to the Closing, no Seller shall sell and this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery thereof; provided,  however, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE 6, the Closing shall occur, notwithstanding the foregoing, without any adjustment to the Purchase Price on account thereof.  Following the Closing, Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or

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amendment required to transfer all of the rights and benefits, and assign or novate all liabilities and obligations under any and all Assigned Contracts, Permits included in the Purchased Assets and other Purchased Assets and Assumed Liabilities, so that Buyer may have the benefit and rights of such Assigned Contracts and Permits and Purchased Assets and be responsible for such Assumed Liabilities from and after the Closing Date; provided,  however, that neither Sellers nor Buyer shall be required to pay any consideration therefor other than routine filing fees. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, such applicable Purchased Assets shall be deemed to be transferred or, if required, Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 5.10.

To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to Section 2.6(a), Buyer and Sellers shall use commercially reasonable efforts (which shall not obligate Sellers to pay any consideration in connection therewith) to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing. To the extent permitted under applicable Law, Buyer shall, as agent or subcontractor for Sellers, pay, perform and discharge fully the liabilities and obligations of Sellers thereunder from and after the Closing Date and Sellers shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all benefits, income, proceeds and other monies received by Sellers to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.6(b).  Sellers shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.  Notwithstanding anything herein to the contrary, the provisions of this Section 2.6(b) shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 5.5.

Section 2.7  Purchase Price.

a. The aggregate consideration for the Purchased Assets (the “Purchase Price”) shall consist of:

i. cash in an amount equal to Five Million Two Hundred Fifty Thousand and no/100 Dollars ($5,250,000.00) minus the aggregate Cure Amounts required to be paid by Buyer in accordance with the terms hereof to the counterparties of the applicable Assigned Contracts other than the USGS Contract, minus the aggregate amount of the Transfer Taxes (the “Cash Amount”); plus

ii. the assumption of the Assumed Liabilities, which includes the reclamation liability estimated in an amount equal to Sixteen Million One Hundred Twenty Seven Thousand One Hundred Seven and no/100 Dollars ($16,127,107).

b. No later than three (3) Business Days prior to Closing, Sellers shall deliver to Buyer a statement indicating wire transfer instructions for Sellers. At the Closing, Buyer shall deliver to Sellers by wire transfer an amount equal to the Cash Amount in accordance with such instructions in cash.

Section 2.8  Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated herein, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”), shall take place electronically via email or facsimile beginning at 9:00 a.m., Mountain time, on the earlier of (i) the third (3rd) Business Day after the last of the conditions to Closing set forth in ARTICLE 6 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) or (ii) May 17, 2016, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

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Section 2.9  Transactions to Be Effected at the Closing. At the Closing:

a. Each Seller shall deliver to Buyer the following, substantially in the applicable form attached hereto as Exhibit B with respect to the items listed in Section 2.9(a)(ii) through Section 2.9(a)(vii) below:

i. a true and correct copy of the Sale Order;
ii. duly executed deeds sufficient to transfer such Seller’s right, title and interest in, to and under all of the Purchased Assets that are Owned Real Property or Owned Mining Claims;
iii. duly executed assignments sufficient to transfer such Seller’s right, title and interest in, to and under all of the Purchased Assets that are Leased Real Property or Leased Mining Claims;
iv. duly executed deeds or assignments sufficient to transfer such Seller’s right, title and interest in, to and under all of the Purchased Assets that are Water Rights;
v. duly executed deeds or assignments sufficient to transfer such Seller’s right, title and interest in, to and under all of the Purchased Assets that are Mill Sites;
vi. duly executed assignments and bills of sale sufficient to transfer such Seller’s right, title and interest in, to and under the Purchased Assets that are Tangible Property;

vii. duly executed assignments sufficient to transfer all of the Purchased Assets that are Assigned Contracts, Bonding Collateral or Material Permits, in each case, that may be transferred at Closing in accordance with applicable Law;

viii. duly executed Transition Services Agreement; and
ix. all other agreements, documents, instruments or certificates required to be delivered by such Seller at or prior to the Closing pursuant to Section 6.2.
b. Buyer shall deliver to, or on behalf of (in the case of Section 2.9(b)(ii)), Sellers the following:
i. the Cash Amount, net of the application of the deposit pursuant to paragraph 10 of the Bid Procedures Order;
ii. the Cure Amounts required to be paid by Buyer in accordance with the terms hereof to the counterparties of the applicable Assigned Contracts;
iii. duly executed assumption agreements sufficient to assume the Assumed Liabilities substantially in the form attached as Exhibit C hereto;
iv. duly executed Transition Services Agreement; and
v. all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.3.

Section 2.10  Allocation of Purchase Price. Within thirty (30) days after the Closing Date, Buyer shall deliver to Sellers a schedule allocating the Purchase Price and any other amounts required to be taken into account among the applicable assets of each Seller (the “Allocation Schedule”). The Allocation Schedule shall be prepared, and subsequently adjusted, in accordance with section 1060 of the Code. The Allocation Schedule shall be deemed final unless Sellers notify Buyer in writing that Sellers objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the

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Allocation Schedule to Sellers. In the event of any such objection, Buyer and Sellers will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of fifteen (15) days after the date of notification by Sellers to Buyer of such dispute, failing which the dispute shall be submitted for determination to an independent national firm of certified public accountants mutually agreed to by Sellers and Buyer (and, failing agreement between Sellers and Buyer on the firm of certified public accountants within a further period of five (5) Business Days, such independent national firm of certified public accountants shall be Ernst & Young LLP). The determination of the firm of certified public accountants shall be final and binding upon the parties and shall not be subject to appeal. The firm of certified public accountants shall be deemed to be acting as experts and not as arbitrators. The fees and expenses of such accounting firm shall be borne equally by Sellers, on the one hand, and Buyer, on the other. Sellers and Buyer agree to (a) file their respective IRS Forms 8594 and all federal, state and local Tax Returns in a manner consistent with the Allocation Schedule (as it may be subsequently adjusted) and (b) notify and provide the other party with reasonable assistance in the event of an examination, audit or other proceeding relating to Taxes or any other filing with a Governmental Authority regarding the appropriate allocation of the Purchase Price among the Purchased Assets.  Notwithstanding the preceding sentence, the parties may settle any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the allocation of the Purchase Price and other applicable items among the Purchased Assets, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging any final Allocation Schedule. Notwithstanding anything in this Agreement to the contrary, this Section 2.10 shall survive the Closing Date without limitation.  Buyer and Sellers acknowledge and agree that this Section 2.10 pertains to the allocation of the Purchase Price for Tax purposes.

Section 2.11  Withholding.  Buyer shall be entitled to withhold from amounts payable to any Seller hereunder amounts of Taxes that are required to be withheld under applicable Law and if any such Taxes are withheld, they shall be remitted by Buyer in accordance with applicable Law; provided that, if a Seller has provided the FIRPTA Certificate in accordance with Section 6.2(e) upon which Buyer may rely that reasonably establishes that the transactions contemplated hereby are not subject to withholding under Code section 1445(a), Buyer shall not deduct or withhold any amount for Taxes under Code section 1445(a) with respect to such Seller.  To the extent that such Taxes are withheld and paid over to the applicable Governmental Authority with respect to amounts payable to a Seller hereunder, such amounts shall be treated for purposes of this Agreement as having been paid to such Seller.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, Sellers jointly and severally represent and warrant to Buyer as follows:

Section 3.1  Organization.  Such Seller is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the state of its formation, is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing under the Laws of each jurisdiction that requires such qualification as a consequence of the Businesses.

Section 3.2  Due Authorization, Execution and Delivery; Enforceability. Subject to the entry of the Sale Order by the Bankruptcy Court, such Seller has the requisite organizational power and authority to enter into this Agreement and the other agreements contemplated hereby, and to perform its obligations hereunder and thereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement and the transactions contemplated hereby. Subject to the entry of the Sale Order by the Bankruptcy Court, the execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all

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requisite organizational action. This Agreement has been duly executed and delivered by such Seller and, subject to the entry of the Sale Order by the Bankruptcy Court, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3  No Conflicts; Consents. Except as set forth in Schedule 3.3, subject to the Sale Order having been entered by the Bankruptcy Court, the execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of its organizational documents, (b) conflict with or result in a violation or breach of any Governmental Order applicable to such Seller, or (c) require the consent of any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except (x) as set forth in Schedule 3.3, (y) entry of the Sale Order by the Bankruptcy Court, and (z) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.4  Assets.

a. The following Schedules in this Section 3.4(a) are a true and complete list of the respective items indicated below, except where the failure to be a true and complete list would not result in a Material Adverse Effect:

i. Schedule 2.1(b) sets forth the Owned Real Property held or used in connection with any of the Businesses.
ii. Schedule 2.1(c) sets forth the Leased Real Property held or used in connection with any of the Businesses.
iii. Schedule 2.1(d) sets forth the Owned Mining Claims held or used in connection with any of the Businesses.
iv. Schedule 2.1(e) sets forth the Leased Mining Claims held or used in connection with any of the Businesses.
v. Schedule 2.1(f) sets forth the Water Rights held or used in connection with any of the Businesses.
vi. Schedule 2.1(g) sets forth the Mill Sites held or used in connection with any of the Businesses.
vii. Schedule 2.1(i) sets forth a true and correct description of the Bonding Collateral.

b. The applicable Seller, as indicated on the applicable Schedule, owns an undivided interest in and to (i) the Owned Real Property set forth in Schedule 2.1(b), to which it has good record title, (ii) the Leased Real Property set forth in Schedule 2.1(c), to which it has a valid and enforceable leasehold or subleasehold interest, (iii) subject to the paramount title of the United States, the Owned Mining Claims set forth in Schedule 2.1(d), to which it has good record title, (iv) subject to the paramount title of the United States, the Leased Mining Claims set forth in Schedule 2.1(e), to which it

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has a valid and enforceable leasehold or subleasehold interest, (v) the Water Rights set forth in Schedule 2.1(f), to which it has valid title or a valid leasehold interest, as applicable, and (vi) the Mill Sites set forth in Schedule 2.1(g), to which it has a valid and enforceable interest, in each case, free and clear of all Encumbrances except for Permitted Encumbrances, any Encumbrance that will no longer burden any of the Purchased Assets following the entry of the Sale Order by the Bankruptcy Court, and the Encumbrances listed on Schedule 3.4(b).  The Purchased Assets represent all of the material assets and property used in carrying on the Businesses as they are currently conducted and constitute all assets that are necessary for the conduct of the Businesses in all material respects as they are currently conducted.  Except for Buyer under this Agreement and as set forth in Schedule 3.3, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from Sellers or their Affiliates of any of the Purchased Assets, other than such rights that have been waived by such Person and other than with respect to Purchased Assets which are obsolete and which individually or in the aggregate do not exceed $500,000.    All material assets, properties and rights used in the conduct of the Businesses are held solely by Sellers, and all material Contracts, obligations, expenses and transactions relating to the Businesses have been entered into, incurred and conducted only by Sellers.

c. Sellers have not sold, assigned, transferred or conveyed their interest in the Purchased Assets, or any right, title or interest therein, to any Person other than the sale to Buyer contemplated hereby, and Sellers have not created or consented to any Encumbrance arising by, through or under such Seller, other than Permitted Encumbrances and any Encumbrance that will no longer burden any of the Purchased Assets following the entry of the Sale Order by the Bankruptcy Court.

d. With respect to the Owned Mining Claims held or used in connection with any of the Businesses, all required claim maintenance fees have been paid in the manner required by Law in order to maintain the Owned Mining Claims in good standing through the end of the current assessment year (inclusive of the Closing Date), and proof thereof has been properly and timely recorded and filed in accordance with Law, and with respect to the Leased Mining Claims, to the Knowledge of Sellers, all required claim maintenance fees have been paid in the manner required by Law in order to maintain the Leased Mining Claims in good standing through the end of the current assessment year (inclusive of the Closing Date), and proof thereof has been properly and timely recorded and filed in accordance with Law.

e. Schedule 2.3(f) and Schedule 3.4(e) set forth a list of all royalties on or burdening all or any portion of the Owned Real Property, Leased Real Property, Owned Mining Claims, Leased Mining Claims, whether such royalty is characterized as a net smelter return royalty, overriding royalty, net profit interest, gross proceeds royalty, production payment, streaming transaction, share of mineral production or otherwise.  Except as set forth on Schedule 3.4(e), the royalties set forth on Schedule 2.3(f) and Schedule 3.4(e) are fully paid and there is no liability for outstanding payment on any such royalty.

f. The Tangible Property that is material and used regularly in the conduct of any of the Businesses has been maintained in all material respects in the ordinary course consistent with standard industry practice, except where failure to so maintain would not result in a Material Adverse Effect.

g. No Affiliate of any Seller owns or has any rights in or to any of the Purchased Assets or other properties or rights relating primarily to any of the Businesses.

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Section 3.5  Material Contracts.

a) Schedule 3.5(a) lists all of the Material Contracts.  Schedule 3.5(a) also lists or describes all material written Contracts, arrangements, understandings or dealings, including with respect to the provision of any toll-processing or shared services, between Sellers and an Affiliate or other non-arm’s length party with respect to any of the Businesses or the Purchased Assets (it being acknowledged that these arrangements, understandings or dealings shall not be included in the Purchased Assets).

b) Except as disclosed in Schedule 3.5(b), each Material Contract is a legal, valid, binding and enforceable agreement of the applicable Seller (or its Affiliate), and is in full force and effect and will continue to be in full force and effect immediately following the Closing Date.

c) Schedule 3.5(c) sets forth Sellers’ estimate, based on reasonable inquiry, as of the date hereof, of the Cure Amounts associated with each Assigned Contract.

Section 3.6  Legal Proceedings. Except for the Disclosed Litigation, there are no actions, suits, claims or other legal proceedings pending, in each case before a Governmental Authority, or to such Sellers’ Knowledge threatened, against any Seller relating to any of the Businesses, which would reasonably be expected to be material and adverse to such Seller in connection with its conduct of the Businesses or the Purchased Assets.

Section 3.7  Compliance with Laws; Permits.

a) Except as disclosed in Schedule  3.7(a), each Seller is in compliance with all Laws applicable to each of the Businesses, except where the failure to be in such compliance would not be expected to be material and adverse to such Seller in connection with the conduct of such Business.

b) Schedule  3.7(b) sets forth the material Permits necessary for the operation of any of the Businesses as presently being conducted (the “Material Permits”). Except as set forth on Schedule 3.7(b), the Material Permits have been duly obtained and no Seller is in material default or material breach of any such Material Permit.

c) None of the representations and warranties contained in this Section 3.7 shall relate to or be deemed to relate to environmental matters (which are governed exclusively by Section 3.8), employee matters (which are governed exclusively by Section 3.9), employee benefits matters (which are governed exclusively by Section 3.10), tax matters (which are governed exclusively by Section 3.11) or Intellectual Property matters (which are governed exclusively by Section 3.12).

Section 3.8  Environmental and Health and Safety Matters.

a) To Sellers’ Knowledge, each of the Businesses and the Purchased Assets are in material compliance with all Environmental Laws and Health and Safety Laws, except where the failure to be in such compliance would not be expected to be material and adverse to any Seller or the conduct of such Business, and no Seller has received any Environmental Notice, Environmental Claim, Health and Safety Notice or Health and Safety Claim relating to any of the Businesses or the Purchased Assets, which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

b) Schedule 3.8(b) sets forth each of the material Environmental Permits necessary for the operation of any of the Businesses, each of which is in full force and effect. Sellers have obtained and are in material compliance with all Environmental Permits listed in Schedule 3.8(b).

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c) To Sellers’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws or that would give rise to any material liability or response costs with respect to any of the Businesses or the Purchased Assets.

d) No Seller has entered into, and the Purchased Assets are not otherwise subject to (i) any consent decree, order, judgment or judicial order relating to compliance with Environmental Laws or Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and no litigation is pending with respect thereto, or (ii) any environmental indemnification in connection with any threatened or asserted claim by any third party for any liability under any Environmental Law or relating to any Hazardous Materials.

e) No Seller has entered into, and the Purchased Assets are not otherwise subject to (i) any consent decree, administrative order, judgment or judicial order relating to compliance with Health and Safety Laws, or (ii) any indemnification in connection with any threatened or asserted claim by any third party for any liability under any Health and Safety Law.

Section 3.9    Employees.  No Seller is a party to or bound by any collective bargaining agreement, nor has any Seller experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years.  To Sellers’ Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any Seller.  Sellers are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to Sellers’ employees, except to the extent that any non-compliance would not result in a Material Adverse Effect.  With respect to the transactions contemplated by this Agreement, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.  Within the past three (3) years, no Seller has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any Law, and no such action will be implemented without advance notification to Buyer.  The representations and warranties set forth in this Section 3.9 are the exclusive representations and warranties made by Sellers with respect to employee matters.

Section 3.10  Employee Benefits.

a) Except as set forth in Schedule 3.10(a), neither Sellers nor the ERISA Affiliates have ever maintained, contributed to, or incurred any obligation or liability under or with respect to any (i) “defined benefit plan”, as defined in section 3(35) of ERISA, or (ii) “multiemployer plan”, as defined in section 3(37) or 4001(a)(3) of ERISA or section 414(f) of the Code, and there is no basis for any such liability.

b) Except as set forth in Schedule 3.10(b), Sellers and their ERISA Affiliates have complied with COBRA.
c) The representations and warranties set forth in this Section 3.10 are the exclusive representations and warranties made by Sellers with respect to employee benefits.

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Section 3.11    Taxes.

a) Except as set forth in Schedule  3.11(a),  (i) all Taxes due and owing by each Seller with respect to the Purchased Assets have been duly and timely paid in full, (ii) no Tax deficiencies are being proposed in writing or have been assessed by any Governmental Authority with respect to the Purchased Assets that remain outstanding or unsatisfied, (iii) there are no Tax liens on any of the Purchased Assets for which any Seller would be responsible, other than liens for Taxes not yet due and payable, (iv) no federal, state, local or foreign audits or administrative or judicial proceedings are presently pending, or threatened in writing, with regard to any Taxes or Tax Returns with respect to the Purchased Assets, and (v) all Tax Returns required to be filed by each Seller have been filed, and all such Tax Returns are true and correct in all material respects.

b) No Seller is a “foreign person” as that term is used in Treasury Regulations section 1.1445-2(b).

c) No Seller has entered into an agreement with any Governmental Authority requiring it or its Affiliates to take action, or refrain from taking action, in order to secure Tax benefits not otherwise available.

d) The representations and warranties set forth in this Section 3.11 are the exclusive representations and warranties made by Sellers with respect to Taxes.

Section 3.12    Intellectual Property.

a) Schedule 3.12(a) lists each patent or registration that has been issued to a Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that a Seller has made with respect to any of its Intellectual Property, and identifies each material Intellectual Property Contract. Except as would not have a Material Adverse Effect, Sellers own or have the right to use all Intellectual Property used or held for use in connection with any of the Businesses.  All required filings and fees related to Sellers’ Intellectual Property have been timely filed with and paid to the relevant Governmental Authorities.

b) Except as set forth in Schedule 3.12(b), to Sellers’ Knowledge: (i) the conduct of each of the Businesses, each as currently conducted, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property of Sellers.

c) The Intellectual Property and the Intellectual Property licensed under the Intellectual Property Contracts, in each case set forth on Schedule 2.1(l), is all of the Intellectual Property necessary to operate the Businesses as presently conducted.

d) There are no actions, suits, claims or other legal proceedings pending, in each case before a Governmental Authority, or to such Sellers’ Knowledge threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Sellers in connection with any of the Businesses or (ii) challenging the validity, enforceability, registrability or ownership of any of Sellers’ Intellectual Property.

e) The representations and warranties set forth in this Section 3.12 are the exclusive representations and warranties made by Sellers with respect to Intellectual Property.

Section 3.13    Financial Advisors. Except for Moelis & Company LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

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Section 3.14  Reclamation Bonds.  Schedule 3.14 sets forth a description of all surety instruments, bonds, letters of credit, guarantees and other instruments or arrangements securing or guarantying performance of obligations with respect to the operation, closure, reclamation or remediation of the Purchased Assets (collectively, the “Reclamation Bonds”).  No Governmental Authority has claimed any deficiency with respect to, or called on, any Reclamation Bond.

Section 3.15    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 3 (including the related portions of the Disclosure Schedules), Sellers have not and no Affiliate or Representative of Sellers, or any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Buyer and its Representatives (including any projections, information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of any of the Businesses or any representation or warranty arising from statute or otherwise in law.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 4.1   Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado.

Section 4.2    Due Authorization, Execution and Delivery; Enforceability. Buyer has the requisite company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite company action. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Buyer, or (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer.  No consent, approval, Permit, Governmental Order (other than in connection with the Chapter 11 Cases), declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.4    Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.5    Sufficiency of Funds.  As of the date of this Agreement, Buyer has received an executed equity commitment letter dated the date of this Agreement (the “Equity Commitment Letter”) from the Equity Financing Sources, pursuant to which such Equity Financing Sources have committed, subject to the terms and conditions set forth therein, to provide to Buyer the Equity Financing in cash in an aggregate amount set forth in the Equity Commitment Letter, which Equity Commitment Letter provides that Sellers are third party beneficiaries thereof.  A true and complete copy of the fully executed Equity Commitment Letter as in effect on the date of this Agreement has been provided to

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Sellers.  As of the date of this Agreement, the Equity Commitment Letter is valid and in full force and effect and enforceable in accordance with its terms against Buyer and each other party thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable Laws affecting or relating to creditors’ rights and remedies generally and to general principles of equity.  There are no conditions precedent or other contingencies related to the Equity Financing as contemplated by the Equity Commitment Letter, other than as expressly set forth in the Equity Commitment Letter, and none of the commitments contained in the Equity Commitment Letter has been withdrawn or rescinded in any respect.  The aggregate proceeds of the Equity Financing contemplated by the Equity Commitment Letter together with the amount deposited pursuant to the Bid Procedures Order will be sufficient for Buyer to complete the transactions contemplated by this Agreement.  Assuming the satisfaction of the conditions in ARTICLE 6, as of the date of this Agreement there is no reason to believe that any of the conditions to the Equity Financing within Buyer’s control will not be satisfied or that the Equity Financing will not be available to Buyer on the Closing Date.  For the avoidance of doubt, none of the rights and obligations of any party hereto, nor the transactions contemplated hereby, are subject to any term or condition providing that Buyer and/or its Affiliates first obtain financing.

Section 4.6    Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Sellers. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.7    Legal Proceedings. There are no actions, suits, claims or other legal proceedings pending against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.8    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the each of the Businesses and the Purchased Assets. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied upon its own investigation and the express representations and warranties of Sellers set forth in ARTICLE 3 (including the related portions of the Disclosure Schedules), and (b) none of Sellers, any Affiliate or Representative of Sellers or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers.

ARTICLE 5 COVENANTS

Section 5.1  Conduct of Business Prior to the Closing.  From the date hereof until the Closing:

a. Each Seller shall use its commercially reasonable efforts to:
i. conduct each of the Businesses in the Ordinary Course of Business;

ii. maintain and preserve intact the current organization, business and franchise of each of the Businesses and to preserve the rights, franchises, goodwill and relationships of the customers, lenders, suppliers, regulators and others having business relationships with any of the Businesses;

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iii. pay all Taxes when due with respect to the Purchased Assets required to be paid by any Seller and not allow the Purchased Assets to become subject to a lien for Taxes required to be paid by any Seller, other than for Taxes not yet due and payable;

iv. maintain insurance on the assets used in the conduct of the Business;
v. pay all post-Petition Date royalties, claim fees, lease payments and any other property payments on all properties when due; and

b. except (i) as expressly required or permitted by this Agreement, (ii) as required pursuant to applicable Laws, (iii) as set forth in Schedule 5.1,  (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (v) as required to respond reasonably and prudently to an emergency or disaster (including the right to take forthwith any action required to insure the safety and integrity of the Businesses), no Seller shall:

i. acquire any business, other than acquisitions with a purchase price that does not exceed $100,000 individually or $500,000 in the aggregate;

ii. sell, transfer, dispose of, lease, encumber, relinquish or abandon any of the Purchased Assets, except (A) with respect to Tangible Property, sales and other dispositions in the Ordinary Course of Business or (B) sales, transfers or dispositions of Tangible Property that do not exceed $250,000 in the aggregate (excluding those sales described in clause (A));

iii. enter into any Contract that would reasonably be likely to become an Assigned Contract;
iv. incur any indebtedness for borrowed money that will constitute an Assumed Liability other than short-term indebtedness, letters of credit or sureties in the Ordinary Course of Business;

v. make any loans or advances that will be a Purchased Asset to any Person or assume or guarantee the liabilities of any Person that will constitute an Assumed Liability other than in the Ordinary Course of Business;

vi. settle, offer or propose to settle, compromise, assign or release any material proceeding brought against such Seller in respect of or in connection with any of the Businesses or the Purchased Assets;

vii. enter into any agreement creating a joint venture or partnership or effecting a business combination or other similar arrangement with another Person in respect of any of the Businesses or the Purchased Assets;

viii. amend, modify or terminate the Reclamation Bonds; and
ix. attempt or agree to do any of the foregoing matters listed in clauses (i) through (viii) above.

Section 5.2    Access to Information.  From the date hereof until the Closing, each Seller shall: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to any of the Businesses or the Purchased Assets, (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to any of the Businesses or the Purchased Assets as Buyer or any of its Representatives may reasonably request, and (c) instruct the Representatives of such Seller to cooperate with Buyer in its investigation of the Purchased Assets and the Businesses; provided,  however, that any such investigation shall be conducted at Buyer’s sole risk and at Buyer’s sole cost

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and expense during normal business hours upon reasonable advance notice to such Seller, under the supervision of such Seller’s personnel, in compliance with all of such Seller’s health, safety and environmental regulations and procedures, and in such a manner as not to interfere with the normal operations of the Businesses. Notwithstanding anything to the contrary in this Agreement, such Seller shall not be required to disclose any information to Buyer if such disclosure would, in such Seller’s discretion: (x) cause significant competitive harm to such Seller and/or any of the Businesses if the transactions contemplated by this Agreement are not consummated, (y) jeopardize any attorney-client or other privilege, or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of such Seller, Buyer shall not contact any suppliers to, or customers of, any of the Businesses, and Buyer shall have no right to perform invasive or subsurface investigations of any properties. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2.

Section 5.3    Notice of Certain Events.  Sellers and Buyer agree that, subject to applicable Law, each shall provide the other prompt notice in writing of:

a) any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
b) any material notice or communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
c) any material proceeding commenced or threatened against it which relates to the consummation of the transactions contemplated by this Agreement, other than the Chapter 11 Cases;
d) any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under this Agreement;
e) any changes in the terms of the insurance policies covering any of the assets used in the conduct of the Business; and

f) and copies of all documents related thereto, provided that the giving of any such notice shall not in any way change or modify the representations and warranties of the parties or the conditions in their favor contained in this Agreement or otherwise affect the remedies available to Sellers and Buyer under this Agreement.

Section 5.4    Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.4 shall nonetheless continue in full force and effect. Notwithstanding the foregoing provisions of this Section 5.4, the parties hereto agree and acknowledge that (a) this Agreement and any and all schedules, exhibits and other ancillary documents may be disclosed to third parties and filed with the Bankruptcy Court in connection with the Chapter 11 Cases and Sellers’ efforts to obtain entry of the Sale Order by the Bankruptcy Court and (b) such provisions shall not be construed to prohibit or restrict any party hereto or its Affiliates from making disclosures required by, or in connection with, applicable Laws or stock exchange requirements, rules or regulations.

Section 5.5    Governmental Approvals and Other Third-Party Consents.

a) Each party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this

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Agreement and the performance of its obligations pursuant to this Agreement, except for consents, authorizations, orders and approvals with respect to Permits that cannot be obtained until after the Closing. Each party shall reasonably cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

b) With respect to the Permits, Buyer will meet with the relevant state and federal agencies with respect to the modification, transfer, replacement or reissuance, as applicable, of such Permits, which shall occur following Closing. Each party shall use commercially reasonable efforts to cause the modification, transfer, replacement or reissuance, as applicable, of the Permits promptly following Closing, provided that Sellers shall not be obligated to pay any consideration in connection therewith and/or to incur any third party expenses or reimbursement obligations to Buyer in doing so. Following the Closing, Sellers shall, to the extent permitted by Law, maintain each Permit (each a “Transition Permit”) in full force and effect until each such Permit has been modified, transferred, replaced or reissued, as applicable, and Sellers shall allow Buyer to own, use, develop and operate the Purchased Assets under each such Transition Permit until such time as each such Transition Permit has been modified, transferred, replaced or reissued, as applicable, provided that Sellers shall not be obligated to pay any consideration in connection therewith and/or to incur any third party expenses or reimbursement obligations to Buyer in doing so.  Following the Closing, if Sellers receive a notice of violation or of any other Loss under any Transition Permit prior to the transfer or reissuance of such Transition Permit, which is based substantially on or arises substantially out of the activities or operations of Buyer after Closing, Sellers will promptly notify Buyer, and Buyer shall be responsible for contesting or curing such violation and for any Loss, obligation or liability associated therewith. Buyer shall indemnify Sellers for any obligations or liabilities associated with any such notice of violation of a Transition Permit or Loss related thereto following Closing; provided that Sellers are using commercially reasonable efforts to cause the modification, transfer, replacement or reissuance, as applicable, of the Permits.

c) Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents or waivers from, all third parties that are described in Schedule 3.3; provided,  however, that (i) the foregoing shall not require Sellers or Buyer to give notices to (other than the notices provided for in Section 5.17(d)(ii)), or obtain consents or waivers from, any non-debtor parties to Material Contracts regarding assignments thereof to Buyer and (ii) neither Sellers nor Buyer shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested, other than customary filing fees.

Section 5.6    Books and Records.

a) In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall: (i) retain the Books and Records (including personnel files) of each of the Businesses relating to periods prior to the Closing in accordance with Buyer’s document retention policies, and (ii) upon reasonable notice, afford the Representatives of such Seller reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to those portions, and only those portions, of such Books and Records as relate to the Purchased Assets prior to Closing and, if required by Buyer, subject to such Seller executing a non-disclosure agreement with respect to such information, in form and substance acceptable to the parties, acting reasonably.

b) Buyer shall not be obligated to provide any Seller with access to any books or records (including personnel files) pursuant to this Section 5.6 where such access would violate any Law.

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Section 5.7    Closing Conditions.  From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE 6 for which it is responsible.

Section 5.8    Public Announcements. Sellers and Buyer shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to this Agreement or the transactions contemplated by this Agreement and, to the extent practicable, shall provide the other parties with an opportunity to review and comment on all such press releases or statements prior to the release thereof.  To the extent that any such press release or public statement is required by applicable Law, by a rule of a stock exchange on which a party’s shares (or those of any of its Affiliates) are listed or traded or by a Governmental Authority, the press release or public announcement shall, to the extent practicable, be issued or made after consultation with the other parties and taking into account the other parties’ comments, provided that such consultation does not, and reasonably would be expected not to, cause non-compliance with any such Law or rule.  If such advance consultation is not reasonably practicable or legally permitted, to the extent permitted by applicable Law, the disclosing party shall provide the other parties with a copy of any written disclosure made by such disclosing party as soon as practicable thereafter.

Section 5.9    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to vest title to the Purchased Assets in Buyer, carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, in each case, at the sole cost and expense of the requesting party; provided that with respect to any Purchased Asset that is not transferred by Sellers at Closing, any such cost and expense shall be borne by Sellers.  Without limiting the generality of the foregoing, during the thirty (30) day period following the Closing, Buyer shall afford the Representatives of each Seller reasonable access, during normal business hours, to Buyer’s property for the purpose of recovering and/or removing any of the Excluded Assets remaining on such property.

Section 5.10    Taxes.

a) Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (all such Taxes collectively, “Transfer Taxes”) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return with respect to Transfer Taxes (and Sellers shall cooperate with respect thereto as necessary).  Each of Buyer and Sellers agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any Transfer Taxes.

b) Tax Cooperation.  Sellers, on the one hand, and Buyer, on the other hand, agree to furnish or cause to be furnished to the other, upon written request, such information and assistance as is reasonably necessary (i) for the filing of any Tax Return with respect to the Purchased Assets or otherwise relating to any of the payments to be made pursuant to this Agreement with respect to Taxes, (ii) for the preparation for any audit or responding to any information document requests (or other requests for information, materials or documents) in connection with any Tax audit with respect to the Purchased Assets, and (iii) for the prosecution or defense of any Tax claim relating to any Tax adjustment or proposed Tax adjustment with respect to the Purchased Assets.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanations of any material provided hereunder.  Buyer and Sellers shall retain all books and records of each of the Businesses with respect to Taxes for a period of at least seven (7) years following the Closing.

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Section 5.11    Assumption of Reclamation Bonds.  At least fifteen (15) days prior to Closing, Buyer shall deliver to Sellers evidence that Buyer has, subject only to Closing, (a) assumed all of Sellers’ and their Affiliates’ obligations under the Reclamation Bonds and all obligations relating to the Reclamation Bonds and any liabilities related thereto, other than the payment of any premium or other amounts due under the Reclamation Bonds arising prior to the Closing Date and (b) obtained the full and unconditional release of Sellers and their Affiliates from all obligations relating to the Reclamation Bonds and any liabilities related thereto, other than the payment of any premium or other amounts due under the Reclamation Bonds arising prior to the Closing Date, and, in each case, has received all consents, approvals and authorizations required in connection with the foregoing.

Section 5.12    Financing.  Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including using reasonable best efforts to (a) maintain in effect the Equity Commitment Letter, (b) satisfy on a timely basis all conditions applicable to Buyer in such Equity Commitment Letter, (c) consummate the Equity Financing at or prior to the Closing to the extent all of the conditions to the Equity Financing have been satisfied (other than those conditions being satisfied at Closing), and (d) enforce its rights under the Equity Commitment Letter.  Further, for the avoidance of doubt, if the Equity Financing (or any alternative financing) has not been obtained, Buyer shall continue to be obligated to consummate the transactions contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2, and to Buyer’s termination rights under ARTICLE 7, as applicable.

Section 5.13    [Intentionally Omitted].

Section 5.14    Designated Employees.  From the date hereof until the Closing, Sellers shall provide reasonable access to Buyer during normal business hours to the Designated Employees in order that Buyer may assess any such Designated Employee and determine whether it intends to make an offer of employment (each an “Offer”) to any such Designated Employee on terms and conditions satisfactory to Buyer in its discretion. Upon Buyer making a final determination to make an Offer to any such Designated Employee, it will provide written notice to Sellers, not later than ten (10) days prior to the Closing, that it intends to make an Offer or Offers and the terms and conditions in respect of any such Offers. Upon written notice being provided by Buyer to Sellers and upon consent from Sellers, acting reasonably, Buyer shall be entitled to make an Offer to any such Designated Employee on the Closing Date.

Section 5.15    Nature of Transaction.  Subject to the terms of the Sale Order, Sellers are selling, and Buyer is acquiring, the Purchased Assets “as is”, “where is” and with all faults, limitations and defects (hidden and apparent) and subject only to the representations and warranties contained in ARTICLE 3, without any other representation or warranty of any nature whatsoever and without any guarantee or warranty (whether express or implied) as to their title, quality, merchantability or their fitness for Buyer’s intended use or a particular purpose or any use or purpose whatsoever. Further, except as set forth in this Agreement, neither Sellers nor any director, officer, manager, employee, agent, consultant, or Representative of Sellers have made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Purchased Assets, any part of the Purchased Assets, the financial performance of the Purchased Assets, or the physical condition of the Purchased Assets. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer and Sellers further acknowledge that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by Sellers and Buyer after good-faith arms’-length negotiation. Buyer has relied, and shall rely, solely upon its own investigation of all such matters and the representations, warranties and covenants contained in ARTICLE 3. Following the Closing, each of the parties hereto hereby agrees and acknowledges that (a) the parties hereto hereby disclaim all Losses and responsibility for any

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representation or warranty (including any representation or warranty set forth in ARTICLE 3 or ARTICLE 4 or any express or implied warranty, any warranty as to accuracy or completeness or any warranty as to fitness for a particular purposes), omission, agreement, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to any other party hereto or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided, directly or indirectly (including on or by access to any online data room), to any other party hereto or its Affiliates or Representatives by any director, officer, manager, employee, agent, consultant, or Representative of such party); (b) no Seller makes any representations or warranties to Buyer regarding the probable success, profitability or value of any of the Purchased Assets; and (c) no party hereto shall have any liability with respect to, and no party hereto shall be permitted nor shall it assert any indemnification claim, liability or Loss with respect to, the foregoing matters, whether pursuant to this Agreement, common law, or otherwise.

Section 5.16    Supplements to Schedules.  Prior to the Cut-Off Date, each Seller shall have the right from time to time to supplement, modify or update the Disclosure Schedules upon written notice to Buyer; provided, however, that no such supplement, modification or update shall be deemed to supplement, modify or update the Disclosure Schedules unless Buyer shall have consented thereto in writing.

Section 5.17    Bankruptcy Matters.

a. Bid Procedures Order.  Pursuant to the Bid Procedures Order, Sellers were authorized, among other things, to conduct a competitive sale process and solicit bids for the sale and purchase of substantially all of their assets or any portion thereof, and, in the event more than one qualified bid is received for any assets of Sellers in accordance with such approved procedures, Sellers will conduct an auction for such assets.  This Agreement and transactions contemplated hereby are subject to the Bid Procedures Order and the approved sale process, any auction conducted in connection with such approved sale process, and the ultimate selection of this Agreement and the transactions contemplated hereby by the Debtors as the highest and best bid for the Purchased Assets following the completion of the approved sale process and auction.

b. Stalking Horse Designation.  Pursuant to the Bid Procedures Order, Sellers hereby designate Buyer as a stalking horse purchaser (the “Stalking Horse”) with the respect to the Purchased Assets and will file a Notice of Designation of Stalking Horse with the Bankruptcy Court as soon as practicable following the execution of this Agreement disclosing such designation and the Stalking Horse Protections granted by Section 5.17(c).

c. Stalking Horse Protections.  Pursuant to the Bid Procedures Order, Sellers hereby grant Buyer the following stalking horse protections (the “Stalking Horse Protections”) to the extent authorized by the Bid Procedures Order:

i. Breakup Fee.  Sellers shall pay to Buyer cash in an amount equal to three percent (3%) of $5,250,000 (the “Breakup Fee”) only in the event that Sellers consummate a sale or transfer of all or any material portion of the Purchased Assets in a single transaction or a series of related or unrelated transactions to one or more third parties whose bid(s) was or were (A) selected by the Debtors as higher and better through the approved sale and auction process pursuant to the Bid Procedures Order and (B) approved by the Bankruptcy Court.  In the event that the Breakup Fee is payable pursuant to the preceding sentence, (1) the Breakup Fee shall be paid out of the cash sale proceeds received from a sale of Purchased Assets to such third party, and (2) no lien of any third party shall attach to the portion of the sale proceeds representing the Breakup Fee.  If the Breakup Fee becomes due and payable, it shall be paid to Buyer within ten (10) days of the event triggering payment of the Breakup Fee and shall be treated as an allowed administrative expense claim in the Bankruptcy Cases.  The obligation to pay the Breakup Fee shall be subject to (x) the Carve-Out (as defined in the Final Cash Collateral Order) and (y) the Key Employee Retention Plan, and shall be senior to all liens, security interests, superpriority claims and other forms of adequate protection granted pursuant to the

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Final Cash Collateral Order.  The provisions of this Section 5.17(c)(i) shall survive any termination of this Agreement pursuant to Section 7.1(c)(iv).  If the Breakup Fee becomes due and payable, the Breakup Fee and expense reimbursement set forth in Section 5.17(c)(ii) shall constitute Buyer’s liquidated damages and shall be Buyer’s sole and exclusive remedy.

ii. Expense Reimbursement.  Sellers shall reimburse Buyer for all actual and reasonable documented out of pocket fees and expenses, including reasonable attorney fees, incurred by Buyer in connection with this Agreement and the transactions contemplated thereby up to a cap of One Hundred Fifty Thousand Dollars ($150,000).  The payment of such amounts shall (A) be subject to the occurrence of the same circumstances that will trigger the payment of the Breakup Fee, (B) be paid in cash in the same manner and at the same time as the Breakup Fee is to be paid, and (C) be subject to (x) the Carve-Out (as defined in the Final Cash Collateral Order) and (y) the Key Employee Retention Plan and shall be senior to all liens, security interests, superpriority claims and other forms of adequate protection granted pursuant to the Final Cash Collateral Order.

iii. Bidding Increments.  In the event more than one qualified bid is received by Sellers in accordance with the procedures approved by the Bid Procedures Order for the Purchased Assets or any portion thereof, and an auction is held with respect to the Purchased Assets or any portion thereof, bids during the auction must be in increments of at least One Hundred Thousand Dollars ($100,000) greater than the existing bid for such assets, with the first such bid having to (A) include cash in an amount equal to the Breakup Fee and amount required to be paid as expense reimbursement under this Agreement, plus (B) an overbid of at least One Hundred Thousand Dollars ($100,000).

d. Compliance.
i. Each Seller shall comply with all of the obligations of such Seller under the Sale Order (after the entry of such Governmental Order by the Bankruptcy Court).

ii. Each Seller shall use efforts to comply with all requirements under the Bankruptcy Code and Bankruptcy Rules in connection with obtaining approval of the transactions contemplated by this Agreement.  Each Seller shall serve on all required Persons in the Chapter 11 Cases, including (A) all entities that assert any Encumbrance, Claim or interest in the Purchased Assets; (B) all parties to each Contract that is potentially an Assigned Contract; (C) all governmental taxing authorities that have or as a result of the sale of the Purchased Assets may have Claims, contingent or otherwise, against such Seller; (D) all state and local taxing authorities having jurisdiction over any of the Purchased Assets, including the Internal Revenue Service; (E) all state and local governmental agencies, environmental and health and safety agencies in any jurisdiction where such Seller owns or has owned or used real property; (F) the Nevada Division of Environmental Protection; (G) the Washington Department of Ecology; (H) all parties that filed requests for notices under Bankruptcy Rule 9010(b) or were entitled to notice under Bankruptcy Rule 2002; (I) all known creditors (whether liquidated, contingent or unmatured) of such Seller; (J) all interested governmental, pension, environmental, health and safety and other regulatory entities; (K) the Office of the Attorney General of Nevada; (L) the Office of the Attorney General of Washington; (M) any other applicable state attorneys general; (N) the United States Department of the Interior, Bureau of Land Management; (O) the Office of the United States Trustee for the District of Colorado; (P) the United States Department of Justice; and (Q) counsel to Buyer and all other notice parties reasonably requested by Buyer in writing to Sellers within two (2) Business Days after the execution of this Agreement, any notice of the sale motion, the Sale Hearing, the Sale Order, and all objection deadlines in accordance with all applicable Bankruptcy Rules and any applicable local rules of the Bankruptcy Court.

iii. Each Seller shall move to assume and assign to Buyer the Assigned Contracts that are executory contracts capable of being assumed pursuant to section 365 of the Bankruptcy Code and shall provide notice thereof to (A) all counterparties to such contracts, (B) any third party beneficiary to such contracts as requested by Buyer (which third party beneficiaries shall be identified by such Seller using its best efforts), (C) any other Person that Buyer requests, and (D) any other Person

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as may be required by applicable Bankruptcy Rules and any applicable local rules of the Bankruptcy Court and any other Person requested by Buyer.  Each Seller has the right to reject any Contract that is not an Assigned Contract in accordance with the Bankruptcy Code.

e. Environmental Matters.  Nothing in the Sale Order or this Agreement releases, discharges, nullifies, precludes, or enjoins the enforcement of any environmental liability to any Governmental Authority that any Person would be subject to as the owner or operator of the Purchased Assets after the Closing Date. Nothing in the Sale Order shall authorize the transfer or assignment to Buyer of any governmental (i) license, (ii) permit, (iii) registration, (iv) authorization or (v) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements under non-bankruptcy Law governing such transfers or assignments. Notwithstanding the foregoing sentence, nothing in the Sale Order shall: (A) be interpreted to deem Buyer as the successor to the Debtors under any successor liability doctrine with respect to any liabilities under environmental statutes or regulations for penalties for days of violation prior to the Closing Date or for liabilities relating to off-site disposal of waste by the Debtors prior to the Closing Date; (B) create for any Governmental Authority any substantive right that does not already exist under Law; or (C) be deemed or construed to be an admission of liability by the Debtors. Nothing in the Sale Order shall be construed to guarantee that any Water Right is in good standing or otherwise bind the State of Nevada Division of Water Resources and the Nevada State Engineer to any interpretation of the terms and conditions of any Water Right which conflict with the official records maintained by the State of Nevada Division of Water Resources with respect to each Water Right permit.

f. Sale Order.  This Agreement and the transactions contemplated hereby are contingent upon and subject to Buyer (i) being selected as the highest and best bid for the Purchased Assets following the conclusion of the approved bidding and auction process and (ii) receiving approval of the Bankruptcy Court through the entry of a Sale Order.  The Sale Order will contain language substantially similar to that set forth in Section 5.17(e) and will provide, among other things, that pursuant to sections 105,  363 and 365 of the Bankruptcy Code:

i. the Purchased Assets shall be sold to Buyer free and clear of all Encumbrances (except for Permitted Encumbrances and Assumed Liabilities);

ii. to the extent that (A) there are restrictions on the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset or (B) the same would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), then (1) such consent, authorization, approval or waiver is not required and/or (2) the Purchased Asset subject to such consent, authorization, approval or waiver shall be assigned or transferred regardless of any such restriction or necessary consent, authorization, approval or waiver and that there shall be no breach or adverse effect on the rights of Sellers or Buyer for the failure to obtain any such consent, authorization, approval or waiver or otherwise comply with such restriction;

iii. the transactions contemplated by this Agreement were negotiated at arm’s length, that Buyer acted in good faith in all respects and Buyer shall be found to be a “good faith” purchaser within the meaning of section 363(m) of the Bankruptcy Code;

iv. the terms and conditions of the sale of the Purchased Assets to Buyer as set forth herein are approved;
v. each Seller is authorized and directed to consummate the transactions contemplated by this Agreement and to comply in all respects with the terms of this Agreement;

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vi. Buyer and Sellers did not engage in any conduct that would allow the transactions contemplated by this Agreement to be set aside pursuant to section 363(m) of the Bankruptcy Code; and

vii. the Sale Order is binding upon any successors to each Seller, including any trustees in respect of such Seller or the Purchased Assets in the case of any proceeding under chapter 7 of the Bankruptcy Code.

g. If the Sale Order is appealed, Buyer and Sellers shall use their respective commercially reasonable efforts to defend such appeal at their own cost and expense.

h. Each Seller further covenants and agrees that the terms of any plan of reorganization or liquidation, or any order of dismissal, submitted to the Bankruptcy Court by such Seller shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement.

ARTICLE 6 CONDITIONS TO CLOSING

Section 6.1  Conditions to Obligations of All Parties.  The obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: no Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement or causing the transactions contemplated by this Agreement to be rescinded following completion thereof and there shall not have been enacted or made applicable any Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited.

The foregoing condition is for the exclusive benefit of Sellers and Buyer and any such condition may be waived in whole or in part by Sellers and Buyer at or prior to the time of Closing by each delivering to the other a written waiver to that effect.  Delivery of any such waiver shall be without prejudice to any rights and remedies at law and in equity any Seller or Buyer may have, including any claims any Seller or Buyer may have for breach of covenant, representation or warranty by the other party, and also without prejudice to any Seller’s and Buyer’s rights of termination in the event of non-performance of any other conditions in whole or in part.

Section 6.2  Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

a) The representations and warranties of each Seller contained in ARTICLE  3 shall be true and correct in all respects without giving effect to any limitation indicated by the words “Material Adverse Effect”, “in all material respects”, “material”, “materially” or like words or expressions, except where the failure of such representations and warranties to be true and correct does not in aggregate result in a Material Adverse Effect, as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, then as of such date, or except as affected by transactions contemplated or permitted by this Agreement) and each Seller shall have delivered to Buyer a certificate dated the Closing Date executed by a senior officer to the foregoing effect with respect to such Seller’s representations and warranties.

b) Each Seller shall have duly performed and complied in all material respects with all material agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date and such Seller shall have delivered to Buyer a certificate dated the Closing Date executed by a senior officer to the foregoing effect with respect to such Seller’s agreements, covenants and conditions.

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c) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of the constituent documents of such Seller, all resolutions adopted by the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

d) Buyer shall have received certificates of good standing for each Seller from the Secretary of State of such Seller’s jurisdiction of incorporation or formation, as applicable.

e) Buyer shall have received a certificate pursuant to Treasury Regulations section 1.1445-2(b) (the “FIRPTA Certificate”) that each Seller is not a foreign person within the meaning of section 1445 of the Code duly executed by such Seller.

f) Each Seller shall have delivered to Buyer duly executed counterparts of each other document, certificate and instrument set forth in Section 2.9(a) to be executed and delivered by such Seller.

g) The Bankruptcy Court shall have entered the Sale Order, which shall be in form and substance acceptable to Buyer in its sole and absolute discretion, and, as of the Closing Date the Sale Order shall be in full force and effect and shall not have been reversed, vacated, or stayed, and shall not have been amended, supplemented, or otherwise modified in any material respect without the prior written consent of Buyer.

h) The Sale Order shall be non-appealable and not otherwise subject to review, reversal, modification or amendment, by appeal or writ of certiorari.  Notwithstanding anything herein to the contrary, the parties may, in their sole and absolute discretion, complete the transactions contemplated by this Agreement prior to the Sale Order becoming a final non-appealable order of the Bankruptcy Court, but only to the extent the Sale Order provides that Buyer is a “Good Faith Purchaser” pursuant to section 363(m) of the Bankruptcy Code and is entitled to all of the protections afforded to such purchasers by that section of the Bankruptcy Code.

i) The Assigned Contracts shall have been assumed by each Seller, as applicable, and assigned to Buyer pursuant to sections 365(a) and 365(f) of the Bankruptcy Code.

j) Sellers shall have paid an amount equal to $75,000 to Aspen American Insurance Company (“Aspen”) with respect to certain pre-Closing premiums that remain unpaid as of the Closing; provided,  however, that in the event Sellers do not make such payment, Buyer may, by itself making such payment to Aspen, waive the closing condition set forth in this Section 6.2(j), in which case the Cash Amount will be reduced by $75,000.

The foregoing conditions are for the exclusive benefit of Buyer and any such condition may be waived in whole or in part by Buyer at or prior to the time of Closing by delivering to Sellers a written waiver to that effect executed by Buyer.  Delivery of any such waiver shall be without prejudice to any rights and remedies at law and in equity Buyer may have, including any claims Buyer may have for breach of covenant, representation or warranty by any Seller, and also without prejudice to Buyer’s rights of termination in the event of non-performance of any other conditions in whole or in part.

Section 6.3  Conditions to Obligations of Sellers.  The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or such Seller’s waiver, at or prior to the Closing, of each of the following conditions:

a) The representations and warranties of Buyer contained in ARTICLE 4 shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, then as of such date) and

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Buyer shall have delivered to Sellers a certificate dated the Closing Date executed by a senior officer to the foregoing effect with respect to Buyer’s representations and warranties.

b) Buyer shall have duly performed and complied in all material respects with all material agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date and Buyer shall have delivered to Sellers a certificate dated the Closing Date executed by a senior officer to the foregoing effect with respect to its agreements, covenants and conditions.

c) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of the constituent documents of Buyer all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

d) Sellers shall have received a certificate of good standing for Buyer from the Secretary of State of Colorado.
e) Buyer shall have delivered to Sellers the Cash Amount in accordance with Section 2.7(b).
f) Buyer shall have delivered to Sellers duly executed counterparts of each other document, certificate and instrument set forth in Section 2.9(b) to be executed and delivered by Buyer.
g) Buyer shall have delivered to Sellers evidence reasonably satisfactory to Sellers that Buyer has satisfied the covenants set forth in Section 5.11.

h) The Bankruptcy Court shall have entered the Sale Order, which shall be in form and substance acceptable to Sellers, and no Governmental Order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date.

i) The Sale Order shall be non-appealable and not otherwise subject to review, reversal, modification or amendment, by appeal or writ of certiorari.  Notwithstanding anything herein to the contrary, the parties may, in their sole and absolute discretion, complete the transactions contemplated by this Agreement prior to the Sale Order becoming a final non-appealable order of the Bankruptcy Court, but only to the extent the Sale Order provides that Buyer is a “Good Faith Purchaser” pursuant to section 363(m) of the Bankruptcy Code and is entitled to all of the protections afforded to such purchasers by that section of the Bankruptcy Code.

The foregoing conditions are for the exclusive benefit of Sellers and any such condition may be waived in whole or in part by Sellers at or prior to the time of Closing by delivering to Buyer a written waiver to that effect executed by Sellers.  Delivery of any such waiver shall be without prejudice to any rights and remedies at law and in equity any Seller may have, including any claims such Seller may have for breach of covenant, representation or warranty by Buyer, and also without prejudice to such Seller’s rights of termination in the event of non-performance of any other conditions in whole or in part.

ARTICLE 7 TERMINATION

Section 7.1  Termination by the Parties. This Agreement may be terminated at any time prior to the Closing:

a. by the mutual written consent of Sellers and Buyer;

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b. by Buyer by written notice to Sellers if:

i. the Closing has not occurred on or prior to June 1, 2016 (the “Drop Dead Date”), except that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to Buyer if Buyer’s failure to fulfill any of Buyer’s covenants or obligations or if the breach of any of Buyer’s representations and warranties under this Agreement, as applicable, has been the cause of, or resulted in, the failure of the Closing to occur by the Drop Dead Date;

ii. any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been satisfied or waived by the Drop Dead Date or is incapable of satisfaction by the Drop Dead Date, provided that Buyer is not then in breach of this Agreement so as to cause any of the conditions in Section 6.1 or Section 6.2 not to be satisfied;

iii. the Sale Order, once entered, is changed in a manner that is materially adverse to Buyer without the consent of Buyer in its sole discretion; or

iv. any Seller seeks to have the Bankruptcy Court enter an order dismissing the Chapter 11 Case of such Seller or converting it to a case under chapter 7 of the Bankruptcy Code, or if the Bankruptcy Court enters an order dismissing the Chapter 11 Case of any Seller or converting the Chapter 11 Case of such Seller to a case under chapter 7 of the Bankruptcy Code, or appoints a trustee in any Seller’s Chapter 11 Case or an examiner with enlarged powers relating to the operation of such Seller’s businesses, and such dismissal, conversion or appointment is not reversed or vacated within three (3) Business Days after the entry thereof; or

c. by Sellers by written notice to Buyer if:

i. the Closing has not occurred on or prior to the Drop Dead Date, except that the right to terminate this Agreement under this Section 7.1(c)(i) shall not be available to Sellers if the failure of any Seller to fulfill any of its covenants or obligations or if the breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Drop Dead Date;

ii. any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been satisfied or waived by the Drop Dead Date or is incapable of satisfaction by the Drop Dead Date, provided that no Seller is then in breach of this Agreement so as to cause any of the conditions in Section 6.1 or Section 6.3 not to be satisfied;

iii. the board of directors of any Seller shall have determined in good faith, after considering applicable Law and consulting with outside counsel, that such termination is required by its fiduciary obligations under applicable Law; or

iv. Sellers consummate a sale or transfer of all or a material portion of the Purchased Assets to a third party whose bid was (A) selected by the Debtors as a higher and better bid through the approved sale and auction process pursuant to the Bid Procedures Order and (B) approved by the Bankruptcy Court;

d. by Buyer or Sellers in the event that:

i. any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement or causing the transactions contemplated by this Agreement to be rescinded following completion thereof, and such Governmental Order shall have become permanent, final and non-appealable;

ii. there shall be enacted or made applicable any Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited; or

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iii. a court issues a final non-appealable order that prevents Sellers from selling the Purchased Assets to Buyer.

Section 7.2  Effect of Termination.

a) In the event of the termination of this Agreement pursuant to Section 7.1(a) or Section 7.1(d), except as provided in Section 7.2(d), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto.

b) Notwithstanding the termination of this Agreement by Buyer pursuant to Section 7.1(b), if the event giving rise to the right of termination is a result of an intentional breach of covenant, representation or warranty by any Seller, then Sellers shall reimburse Buyer for expenses actually incurred by Buyer in connection with negotiating and documenting the purchase and sale of the Purchased Assets, provided that Sellers shall not be required to reimburse Buyer for any expenses incurred by Buyer in excess of One Hundred Fifty Thousand and no/100 Dollars ($150,000).

c) Notwithstanding the termination of this Agreement by Sellers pursuant to Section 7.1(c), if the event giving rise to the right of termination is a result of an intentional breach of covenant, representation or warranty by Buyer, then Buyer shall reimburse each Seller for expenses actually incurred by such Seller in connection with negotiating and documenting the purchase and sale of the Purchased Assets, provided that Buyer shall not be required to reimburse Sellers for any expenses incurred by Sellers in excess of One Hundred Fifty Thousand and no/100 Dollars ($150,000).  Alternatively, if the event giving rise to the right of termination is a result of an intentional breach of covenant, representation or warranty by Buyer, Sellers have the right to seek specific performance pursuant to the terms of the Equity Commitment Letter directly against the Equity Financing Sources in accordance with the terms thereof (such Equity Financing Sources having waived any right or defense under section 365(c)(2) of the Bankruptcy Code with respect to such enforcement) and to cause Buyer, pursuant to Section 8.12, to comply with its obligations under this Agreement to effect the Closing through funding the Purchase Price pursuant to the Equity Commitment Letter.

d) Notwithstanding any other provisions of this Agreement, if this Agreement is terminated (whether by a party or automatically or otherwise), the provisions of Section 5.4,  ARTICLE 6 and this Section 7.2 (subject to any time limitations referred to therein) shall survive such termination and remain in full force and effect, along with any other provisions of this Agreement which expressly or by their nature survive the termination hereof.

ARTICLE 8 MISCELLANEOUS
Section 8.1  Survival.

Each and every representation, warranty, covenant, and agreement contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire and be of no further force and effect as of the Closing and no party hereto shall thereafter have any liability whatsoever with respect thereto; provided,  however, that the covenants contained in this Agreement that by their terms are to be performed (in whole or in part) by the parties hereto following the Closing shall survive in accordance with their respective terms. Following the Closing Date with respect to the representations, warranties, and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement and, with respect to the covenants contained in this Agreement or in any instrument delivered pursuant to this Agreement, following the applicable survival date of such covenant, such representation, warranty, covenant, and agreement contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force or effect and no party hereto shall have any liability with respect thereto.

Section 8.2  Expenses.  Except as otherwise expressly provided herein (including in Section 5.10(a)), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated

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hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.3  Notices. All notices, requests, consents, claims, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) when received by the addressee if mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

If to any Seller:	c/o Midway Gold US Inc. 8310 South Valley Highway Suite 280 Englewood, Colorado, 80112 U.S.A. Attn: James Wilbourn, Secretary Email: jwilbourn@midwaygold.com Fax: 720-979-0898
with a copy to:	Squire Patton Boggs (US) LLP 221 E. Fourth Street Suite 2900 Cincinnati, Ohio 45202 U.S.A. Attn: Stephen D. Lerner Email: stephen.lerner@squirepb.com Fax: 513-361-1201
If to Buyer:	GRP Minerals, LLC 1400 16th Street, Suite 600 Attn: Kenneth Brunk, Manager Email: Kenbrunk@msn.com Fax: (303) 292-4510
with a copy to:	Moye White LLP 1400 16th Street, Suite 600 Denver, CO 80202 Attn: John Kellogg, Esq. Email: john.kellogg@moyewhite.com Fax: (303) 292-4510

Section 8.4    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”, (b) the word “or” is not exclusive, and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles and Sections mean the Articles and Sections of this Agreement, (ii) to Schedules mean the Schedules attached to the Disclosure Schedules, (iii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (iv) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  Each of

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the individuals executing this Agreement and any agreement, document or instrument related hereto is doing so on behalf of the applicable entity, in his or her capacity as an authorized representative of such entity, and is not doing so in his or her individual capacity.

Section 8.5    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.6    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.7    Entire Agreement. This Agreement and the Confidentiality Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 8.8    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided,  however, that Buyer may, upon written notice to Midway, assign any or all of its rights and obligations hereunder to one or more wholly-owned subsidiaries of Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.9    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.11    Governing Law; Submission to Jurisdiction; Venue. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the Laws of the State of Nevada, without giving effect to any provision thereof that would require the application of the substantive Laws of any other jurisdiction and, to the extent applicable, the Bankruptcy Code.  With the exception of any appeals, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (b) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated.

Section 8.12    Specific Performance. The parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or

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is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by any party of any of its covenants or obligations set forth in this Agreement, the other parties shall be entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of the parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by it, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other parties under this Agreement.

Section 8.13    Limitation on Damages. In no event shall any party be liable to any other party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or diminution of value or any damages based on any type of multiple.

Section 8.14    Disclosure Schedules. The information in the Disclosure Schedules constitutes exceptions or qualifications to representations and warranties of each Seller as set forth in this Agreement.  Any disclosure made in the Disclosure Schedules shall be deemed to be disclosures made with respect to all representations and warranties contained in this Agreement to the extent reasonably apparent on their face, regardless of whether or not a specific cross-reference is made thereto.  No disclosure on the Disclosure Schedules relating to a possible breach or violation of any contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.  Capitalized terms used in the Disclosure Schedules that are not defined therein shall have the meaning given them in this Agreement.

Section 8.15    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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The parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

Midway Gold US Inc., a Nevada corporation

By:_____________________________

Name:

Title:

Golden Eagle Holding Inc., a Washington corporation

By:_____________________________

Name:

Title:

RR Exploration LLC, a Nevada limited liability company

By:_____________________________

Name:

Title:

MDW Pan LLP, a Delaware limited liability partnership

By:_____________________________

Name:

Title:

MDW Gold Rock LLP, a Delaware limited liability partnership

By:_____________________________

Name:

Title:

BUYER: GRP Minerals, LLC, a Colorado limited liability company By:_____________________________ Name: Kenneth Brunk Title: Manager

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SCHEDULE OF PROJECTS

Pan project in White Pine County, Nevada.

Gold Rock project in White Pine County, Nevada.

Pinyon project in White Pine County, Nevada.

Eland project in White Pine County, Nevada.

Golden Eagle project in Ferry County, Washington.

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